SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2003 (March 28, 2003)

Province Healthcare Company

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-23639	62-1710772
(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification No.)
Incorporation)

105 Westwood Place
Suite 400
Brentwood, Tennessee		37027
(Address of Principal Executive Offices)		(Zip Code)

(615) 370-1377
(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events
Item 7. Exhibits
SIGNATURE
A#2 TO CREDIT AGREEMENT
A#2 TO CERTAIN OPERATIVE AGREEMENTS
PRESS RELEASE

Item 5.  Other Events.

      On March 28, 2003, Province Healthcare Company and its lenders entered into an amendment to its $250 million credit facility. The amendment increases the company’s total debt to EBITDA 1 coverage ratios for 2003 and 2004, decreases the senior debt to EBITDA ratio for the term of the agreement, slightly increases the pricing on the facility, designates additional collateral and provides for lender pre-consent to the disposition of certain assets. The company also repaid an additional $20 million under the credit facility, bringing its total outstanding senior debt to $114.3 million (excluding letters of credit of approximately $3.6 million) as of March 31, 2003. Province currently maintains approximately $132.1 million in unused capacity under the credit facility to fund its operating strategy over the next three years.

1	For purposes of this report, “EBITDA” refers to the calculation of consolidated net income plus the sum of interest expense, taxes, depreciation and amortization as provided in the credit facility. EBITDA is not a measurement determined in accordance with generally accepted accounting principles in the United States and should not be relied on as such. The ratios of indebtedness to EBITDA discussed above and in the company’s March 31, 2003 announcement (which is attached hereto) represent measurements calculated solely for the use of the company’s lenders under the credit facility.

Item 7.  Exhibits.

Exhibit Number	Description

10.1	Second Amendment to Credit Agreement and Consent
10.2	Amendment No. 2 to Certain Operative Agreements
99	Press Release issued on March 31, 2003 announcing the amendment

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVINCE HEALTHCARE COMPANY

By: /s/ Brenda B. Rector

Brenda B. Rector Vice President and Controller

Date:  April 4, 2003